SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                 FORM 8-A/A


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



                          HOMESTAKE MINING COMPANY
           -----------------------------------------------------
           (Exact name of registrant as specified in its charter)



          Delaware                  1-8763                   94-2934609
----------------------------     ------------            -------------------
(State or other jurisdiction      (Commission               (I.R.S. Employer
      of incorporation)          File Number)            Identification No.)


        1600 Riviera Avenue, Suite 200, Walnut Creek, CA 94596-3568
            (Address of principal executive offices) (zip code)


                               (925) 817-1300
              ------------------------------------------------
            (Registrant's telephone number, including area code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                        Name of each exchange on which
to be so registered                        each class is to be registered
-------------------                        ------------------------------

Rights to Purchase                         New York Stock Exchange
Series A Participating Cumulative
Preferred Stock, par value $1 per share

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x] If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ] Securities Act registration statement file number to which this form relates: __________(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)



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



Item 1. Description of Securities to be Registered.

      Item 1 of the Form 8-A is hereby amended by adding the following at the end thereof:

     On June 24, 2001, Homestake Mining Company ("Homestake") executed Amendment No. 3 (the "Amendment") to the Rights Agreement dated as of October 16, 1987, and as amended on October 15, 1997, and on December 3, 1998 (as amended prior to the date hereof, the "Rights Agreement") between Homestake and Fleet National Bank N.A., as Rights Agent ("Rights Agent"). The Amendment was entered into to (i) render the Rights (as defined in the Rights Agreement) inapplicable to the Agreement and Plan of Merger dated June 24, 2001, among Barrick Gold Corporation ("Barrick"), Havana Acquisition Inc., a wholly owned subsidiary of Barrick ("Sub") and Homestake (the "Merger Agreement") and (ii) ensure that (x) neither Barrick nor any of its affiliates is an Acquiring Person (as defined in the Rights Agreement), (y) a Distribution Date (as defined in the Rights agreement) shall not occur by reason of the approval, execution or delivery of the Merger Agreement or the Stockholders Agreement (as defined in the Merger Agreement) or as a result of the announcement or consummation of the Merger (as defined in the Merger Agreement) and (z) the Rights shall expire immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement).

        The Amendment to the Rights Agreement is attached hereto as
Exhibit 8, and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to that Exhibit.



Item 2. Exhibits.

      Item 2 of the Form 8-A is hereby amended by adding the following at the end thereof:

      Exhibit 8 Amendment No. 3 dated as of June 24, 2001 to the Rights Agreement dated as of October 16, 1987 and as amended on October 15, 1997 and December 3, 1998, between Homestake Mining Company and Fleet National
                Bank N.A., as Rights Agent.




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





                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         HOMESTAKE MINING COMPANY



Date:  June 25, 2001                     By:  /s/ Wayne Kirk
                                            ----------------------------------
                                            Name: Wayne Kirk
                                            Title: Vice President, General
                                                   Counsel and Corporate
                                                   Secretary






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



                               EXHIBIT INDEX

The following exhibits are filed herewith:


Exhibit No.    Description

Exhibit 8      Amendment No. 3 dated as of June 24, 2001
               to the Rights Agreement dated as of October 16, 1987 and as amended on October 15, 1997 and December 3, 1998, between Homestake Mining Company and Fleet National
               Bank N.A., as Rights Agent.


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